SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549


                             -------------------------

                                   SCHEDULE 13G
                                  (Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)




                                    EntreMed, Inc.
                                   (Name of Issuer)


                             Common Stock, $0.01 Par Value
                             (Title of Class of Securities)


                                       29382F103
                                     (CUSIP Number)



                                     November 1997
                  (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



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CUSIP No. 29382F103         13G                Page  2  of 5  Pages




 1.  NAMES OF REPORTING PERSONS
     I.R.S.IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Bristol-Myers Squibb Company
     I.R.S. Employer Identification Number 22-0790350



 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]

                                                          (b) [X]

 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


     NUMBER OF    5. SOLE VOTING POWER
     SHARES
     BENEFICIALLY      874,999
     OWNED BY     6. SHARED VOTING POWER
     EACH                    0
     REPORTING    7. SOLE DISPOSITIVE POWER
     PERSON WITH       874,999
                  8. SHARED DISPOSITIVE POWER
                             0
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     874,999

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES                                         [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.7%

12.  TYPE OF REPORTING PERSON

     CO


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CUSIP No. 29382F103           13G              Page   3  of  5  Pages


Item 1(a). Name of Issuer:

           EntreMed, Inc.

Item 1(b). Address of Issuer\rquote s Principal Executive Offices:

           9610 Medical Center Drive   Suite 200   Rockville, MD  20850

Item 2(a). Name of Person Filing:

           Bristol-Myers Squibb Company

Item 2(b). Address of Principal Business Office or, if None, Residence:

           345 Park Avenue
           New York, New York  10154

Item 2(c). Citizenship:

           Delaware

Item 2(d). Title of Class of Securities:

           Common Stock, $0.01 Par Value

Item 2(e). CUSIP Number:

           29382F103

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

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CUSIP No. 29382F103         13G                  Page  4  of  5  Pages


           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


           If this statement is filed pursuant to Rule 13d-1(c),
           check this box.                                                [X]

Item 4. Ownership.

   (a)   Amount beneficially owned:

         874,999

   (b)   Percent of class:

         6.7%

   (c)   Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote               874,999

         (ii)  Shared power to vote or to direct the vote                  -0-

         (iii) Sole power to dispose or to direct the disposition of  874,999

         (iv)  Shared power to dispose or to direct the disposition of     -0-


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of
more than five percent of the class of securities, check the following    [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

        Inapplicable



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CUSIP No. 29382F103          13G                  Page  5  of  5  Pages


Item 8.  Identification and Classification of Members of the Group.

         Inapplicable

Item 9.  Notice of Dissolution of Group.

         Inapplicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                              SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        December 18, 1998
                                                    -------------------------
                                                             (Date)

                                                      /s/ Teresita Rodriguez
                                                    -------------------------
                                                           (Signature)

                                                     Teresita Rodriguez
                                                     Assistant Counsel
                                                    -------------------------
                                                          (Name/Title)